EXHIBIT 99.1


FDA ACCEPTS IND FOR ELITE PHARMACEUTICALS ONCE-DAILY
OXYCODONE PRODUCT
Tuesday January 31, 9:00 am ET

COMPANY'S SECOND IND ACCEPTANCE IN PAIN MANAGEMENT

NORTHVALE, N.J.--(BUSINESS WIRE)--Jan. 31, 2006--The FDA has accepted Elite Pharmaceuticals, Inc.'s ("Elite" or the "Company") (Amex: ELI - NEWS) Investigational New Drug ("IND") application for its once-daily oxycodone product, traded-named OxyQD(TM).

OxyQD(TM) utilizes Elite's proprietary sustained release technology. Currently there is no once-daily oxycodone on the market. The annual U.S. market for sustained release, twice-daily oxycodone was approximately U.S. $2 billion as of the end of September 2005.


Under the IND for OxyQD(TM), which was submitted for FDA review in late December 2005, Elite will initiate its developmental program by conducting a pilot Phase I study using its sustained release formulation. The study will evaluate the extent of absorption of oxycodone from OxyQD(TM) compared to a current commercial oxycodone product, OxyContin(R), which is a twice-a-day opioid product. Elite's technology for once-a-day oxycodone is protected by a patent pending.


This is the second IND approval for Elite within the past twelve months. The first IND, accepted by the FDA in the second quarter of 2005, was for Elite's opioid abuse resistant product, OxyNal(TM). Under the OxyNal(TM) IND, Elite recently announced positive results for a clinical trial demonstrating that Elite's proprietary technology for its abuse resistant product performs as intended.


"This is another important step forward and a significant milestone in the process of becoming a leader in the development and manufacture of a new generation of pain management opioid drug products," commented chairman and chief executive officer, Bernard Berk. "By providing a once-daily oxycodone, we will be offering the medical practitioner practical alternatives to treat and manage moderate to severe chronic pain which addresses a large unmet medical need. The acceptance of our IND for a once-daily oxycodone, coupled with the positive clinical trial results for our abuse resistant oxycodone OxyNal(TM), are significant technical achievements for Elite. Regulators are encouraging researchers to find solutions to the growing problem of opioid abuse and diversion in this country and provide better, safer, and abuse-resistant pain management drug products. We believe we have the right solution and the best approach in making a difference in the lives of patients who are legitimately seeking pain relief."


About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $4.25 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.


This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite or Orit, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Elite's filings with


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the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The companies undertake no obligation to update any forward-looking statements.


CONTACT:
Investor Relations:
The Investor Relations Group
John Nesbett/Antima "Taz" Sadhukhan
212-825-3210
or
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations
518-398-6222
dwill@willstar.net
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                                                             www.elitepharma.com
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